Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Registration Statement on Form N-14 (the "Registration Statement") of Putnam Voyager Fund II of our report dated February 8, 2002 relating to the financial statements and financial highlights included in the December 31, 2001 Annual Report to the Shareholders of Putnam Voyager Fund II, which financial statements and financial highlights are incorporated by reference into such Statement of Additional Information. We also consent to the reference to us under the heading "Independent Accountants and Financial Statements" appearing in the Statement of Additional of Information and Appendix A attached thereto.


/s/PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Boston, Massachusetts
May 10, 2002